EXHIBIT 21.1

Subsidiaries

LIST OF SUBSIDIARIES – ALL 100% OWNED (UNLESS OTHERWISE STATED)

Trxade, Inc., a Florida corporation

Integra Pharma Solutions, LLC (formerly Pinnacle Tek, Inc., a Florida corporation)

Community Specialty Pharmacy, LLC, a Florida corporation

Alliance Pharma Solutions, LLC, a Florida corporation

Bonum Health, LLC, a Delaware corporation

PharmaCentrix Health, LLC, a Delaware corporation